Exhibit 99.1

OpGen Subsidiary Curetis GmbH Secures Access to Additional EUR 5.0 Million
Non-Dilutive Debt Financing Tranche from EIB

- European Investment Bank (EIB) and OpGen, Curetis GmbH and Ares Genetics GmbH enter into Amendment to the EIB Financing Agreement

- Additional EUR 5 Million Tranche With 5-Year Interest Only Period Related to COVID-19 R&D Programs Across Multiple Platforms

- EIB Financing Tranche Available for Draw-Down at Curetis’ Sole Discretion for a 9-Month Period and Subject to 0.7% Participating Interest in OpGen Equity Value at Maturity

GAITHERSBURG, MD., and Holzgerlingen, Germany, July 9, 2020 -- OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease, announced today that its wholly owned subsidiary Curetis GmbH will have access to another EUR 5.0 million debt financing tranche under the amended EIB financing facility.

Under the EIB debt financing facility originally put in place in December 2016, Curetis now stands to receive another EUR 5.0 million tranche of non-dilutive debt financing. This additional tranche is earmarked to co-fund R&D programs across several of the platforms and the entire product portfolio of OpGen group companies Curetis and Ares Genetics as it relates to COVID-19.

This additional tranche, which can be drawn down at the sole discretion of Curetis within nine months from the Effective Date of this amendment, will also have a five-year term to maturity from such draw-down date. All interest payments during that five-year term are compounded and become payable only upon maturity of the principal amount of this tranche. The EIB tranche disbursement will become available subject to typical conditions precedent including a pledge of certain Curetis IP rights as security to EIB. The parties have furthermore agreed on a 0.7% participation percentage interest (PPI). Upon maturity of the tranche, i.e. not before H2-2025 (and no later than early 2027 depending on draw-down date), EIB will be entitled to an additional payment that is equity-linked and equivalent to 0.7% of the then total equity valuation of OpGen. The parties have also adjusted the PPI percentage applicable to the previous EIB tranche of EUR 5.0 million which was funded in June 2019 from its original 2.1% PPI in Curetis N.V.’s equity value upon maturity to a new 0.3% PPI in OpGen’s equity value upon maturity between mid-2024 and mid-2025. This adjustment follows the respective stockholder ownership interest in OpGen following the business combination with Curetis as of April 1, 2020. All other terms and conditions of the EIB financing contract with Curetis remain unchanged.

“We are very pleased to see continued strong support and funding commitment from the EIB,” said Oliver Schacht, PhD, CEO of OpGen and Managing Director of Curetis GmbH. “The additional funding will allow us to continue executing on our R&D programs such as the Unyvero A50 and A30 RQ platforms with a focus on COVID-19 related applications, as well as the Ares Genetics and combined OpGen R&D programs in AI-powered bioinformatics.”

About OpGen, Inc.

OpGen, Inc. (Gaithersburg, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the amendment of the EIB financing agreement for purposes of R&D programs related to COVID-19 diagnostic tests by OpGen and its subsidiaries, Curetis and Ares Genetics. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank PR
matt@fischtankpr.com

OpGen Investor Contact:
Joe Green
Edison Group
jgreen@edisongroup.com